Exhibit 99.1

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

PRESS RELEASE

Avnet, Inc. Names R. Kerry Clark to its Board of Directors

Phoenix, Arizona, February 13, 2012 — Avnet, Inc. (NYSE:AVT) today announced that R. Kerry Clark, retired chairman and chief executive officer of Cardinal Health, has been appointed to the company’s board of directors. Mr. Clark will serve on both the Audit and Compensation Committees.

“Kerry’s extensive operational experience along with his international expertise should benefit Avnet as we continue to manage and develop Avnet’s business around the world,” commented Roy Vallee, Avnet’s executive chairman. “Mr. Clark is a welcome addition to our board of directors.”

Mr. Clark served as chairman and chief executive officer of Cardinal Health, Inc., a provider of health care products and services, until his retirement in 2009. Prior to joining Cardinal Health, he had held various positions at The Procter & Gamble Company, a consumer products company, which markets consumer products in over 140 countries, including President of P&G Asia, President, Global Market Development and Business Operations, and Vice Chairman of the Board.

Mr. Clark serves on the board of directors of General Mills, a manufacturer of consumer foods, and Textron, a multi-industry company with a global network of aircraft, defense, industrial and finance businesses.

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers by providing cost-effective, value-added services and solutions. For the fiscal year ended July 2, 2011, Avnet generated revenue of $26.5 billion. For more information, visit www.avnet.com. (AVT—IR)

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For more information, please contact:

Investor Relations
Vincent Keenan
Vice President, Investor Relations
Tel: +1 (480) 643-7053

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Vincent Keenan Investor Relations (480) 643-7053 investorrelations@avnet.com